Exhibit 10.12

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release ("Agreement") is made and entered into by and between DR. IVAN GERGEL ("Dr. Ivan Gergel") and FOREST LABORATORIES, INC. ("Forest").

In consideration of the mutual promises and covenants set forth herein, Dr. Ivan Gergel and Forest agree as follows:

Termination of Employment. Dr. Ivan Gergel hereby resigns from his position as Senior Vice President, Scientific Affairs, President FRI in the Corporate Research & Development organization within the Executive area with Forest (as well as from any and all other positions with Forest in whatever capacity) effective March 31, 2008. Dr. Ivan Gergel’s last day of regular work in his current capacity at Forest shall be on or about March 31 2008 as determined in consultation with Dr. Lawrence S. Olanoff, M.D., President & COO of Forest Laboratories, Inc. From April 1, 2008, to and including December 31, 2008, Dr. Gergel will serve the Company in the capacity of Special Advisor to the President & COO. Dr. Ivan Gergel’s last day of employment with Forest shall be December 31, 2008 (the "Separation Date"). Dr. Ivan Gergel shall have permission to use his current position title throughout the period of this agreement, up to and including the Separation Date.

           1.         Continued Employment. Forest agrees to continue Dr. Ivan Gergel’s employment up to and including the Separation Date (December 31, 2008). Forest's sole obligations to Dr. Ivan Gergel in connection with such continued employment shall be the continued payment of salary and provision of benefits as set forth in this Agreement. The period from January 1, 2008 through March 31, 2008 shall serve as the Notice Period and be inclusive in this Agreement. From April 1, 2008 up to and including the Separation Date, Dr. Ivan Gergel’s employment shall consist of making himself available for consultations with members of Forest's management and providing requested reports and/or works as determined by Forest. Such employment may or may not require Dr. Ivan Gergel’s presence at meetings. It is understood that Dr. Ivan Gergel will cooperate and will not refuse any appropriate and reasonable request by Forest for information and/or assistance during the time period from April 1, 2008 through the Separation Date, inclusive, subject to Dr. Ivan Gergel’s reasonable availability. Failure to accept, and/or respond to such reasonable requests may be considered as a breach of this Agreement and may result in, among other things, a suspension or termination of monetary benefits. It is understood that Dr. Ivan Gergel may engage in interviews and other activities up to and including the Separation Date for purposes of securing new employment.

                         Dr. Ivan Gergel acknowledges and agrees that if Dr. Ivan Gergel does not enter into this Agreement, his employment with Forest will not be extended to the Separation Date and he will not receive the salary and other benefits set forth in this Agreement (with the exception of any benefits that would otherwise be required by law). Further, Dr. Ivan Gergel acknowledges that the agreement known as Change in Control between Forest and Dr. Gergel shall be canceled as of March 31, 2008.

           2.         Salary Payments by Forest to Dr. Ivan Gergel. Forest agrees to continue to pay Dr. Ivan Gergel his current annual salary of $565,000 on Forest's customary payroll dates, and in accordance with Forest's customary payroll practices, less all applicable taxes, withholdings and deductions for the period April 1, 2008 up to and including the Separation Date. Dr. Ivan Gergel may continue to possess and use the company provided vehicle through the separation date and its use shall be taxable as per IRS regulations. This company vehicle is to be returned to the Forest in good condition as per policy and plan no later than December 31, 2008. Dr. Ivan Gergel shall be eligible to receive a performance bonus only for the period January 1, 2008 through March 31, 2008. Such performance bonus shall be paid no later than the Separation Date. No eligibility for bonus will be made for the period of April 1, 2008 through December 31, 2008 (Separation Date). Upon the satisfactory execution of this agreement, Forest shall release Dr. Ivan Gergel from any obligation to Forest as a result of his relocation. Vacation time will vest up to the end of March 31, 2008; there will be no further accrual between that date and the Separation Date. Dr. Ivan Gergel shall be paid for all unused vacation as earned in a check no later than one month following Separation Date. Unemployment eligibility is determined by state law; however, Forest shall not contest any truthful application for benefits made by Dr. Ivan Gergel.

           3.         Medical and Dental Benefits. Forest agrees to continue Dr. Ivan Gergel’s participation in its existing medical and dental plans at his existing co-pay, annual deductible and monthly premium contribution rates. These benefits shall continue up to and including the Separation Date, unless Dr. Ivan Gergel becomes covered by a medical and/or dental plan prior to the Separation Date and coverage is redundant or not needed. Dr. Ivan Gergel shall immediately notify Forest of any new medical and/or dental plan enrollment occurring prior to the Separation Date. In any event, regular enrollment in the Forest medical and dental benefit plans shall cease as of the Separation Date where no notification was provided to Forest. After the Separation Date, Dr. Ivan Gergel has the right to obtain benefits continuation through the provisions of COBRA at his own expense and at the then prevailing COBRA rate for such coverage through the carrier. Details regarding his COBRA rights have been provided to Dr. Ivan Gergel. Forest reserves the right to amend, alter, modify or otherwise terminate the company medical and dental plans at any time, with or without notice so long as such amendment, alteration, modification or termination is generally applicable to employees similarly situated to Dr. Ivan Gergel. In the event that Forest makes any changes to the plans (as opposed to terminating the plans) while Dr. Ivan Gergel is eligible for coverage, he will automatically be eligible to be enrolled in the same level of coverage, subject to any such applicable changes. Forest's human resources department will be available for benefit plan discussion and enrollment support.

           4.         Life Insurance. Forest agrees to continue Dr. Ivan Gergel’s participation in Forest’s life insurance plan in an amount equal to Dr. Ivan Gergel’s current annual salary (as set forth in Section 2 of this Agreement) up to and including the Separation Date. Any supplemental life insurance amount presently in effect through any Forest plan will also be continued up to and including the Separation Date, unless canceled in writing prior to the Separation Date.

           5.         Stock Options Dr. Gergel has access to the complete list of all stock option agreements (the "Option Agreements") (the "Optionee Statement") currently in effect between Forest and Dr. Ivan Gergel, including the number of shares of Forest's Common Stock covered, the exercise price, the expiration date and the extent to which such options are currently vested. For reference, Dr. Gergel may be directed to our stock option vendor, Smith Barney at their website (www.benefit.access.com) for further information. Forest and Dr. Ivan Gergel agree that the Option Agreements shall remain in full force and effect up to and including the Separation Date, in accordance with their respective terms and conditions and the provisions of this agreement. For a period of 90 days immediately following the Separation Date or his early resignation date which ever shall occur first, Dr. Ivan Gergel shall have the right to exercise any vested stock options in accordance with the terms and conditions contained in the plan documents. If, prior to the Separation Date, Dr. Ivan Gergel becomes employed with another employer, who requires him to not be employed by another firm, and in order to accept that employment, Dr. Ivan Gergel resigns from Forest, this Separation Agreement and General Release shall remain in full force and effect, except that Dr. Ivan Gergel will forego any stock option consideration beyond the date of his resignation.

Nothing contained herein shall be deemed a representation or warranty by Forest as to the market price or value of shares of Forest's Common Stock.

           6.         401(k) Plan. Dr. Ivan Gergel will be eligible to participate in Forest's 401(k) salary reduction plan, subject to plan terms and limitations, on the same basis available to Forest's employees generally up to and including the Separation Date, or until new employment is obtained, whichever occurs first. Dr. Ivan Gergel will be eligible to receive Forest's matching 401k contributions according to the regular schedule during the period continuing salary payments are made to Dr. Ivan Gergel under this Agreement. In the event that Forest makes any changes to the plan (as opposed to terminating the plans) while Dr. Ivan Gergel is eligible for coverage, he will automatically be eligible to be enrolled in the same or similar level of coverage, subject to any such applicable changes. Any matching payments received will be based on the actual amounts contributed by Dr. Ivan Gergel into the 401(k) plan. Dr. Ivan Gergel has achieved 100% vesting in the 401k plan during the period up to and including the Separation Date.

           7.         Profit Sharing. Dr. Ivan Gergel will be eligible to receive profit sharing distributions for the 2007 calendar year pursuant to Forest's profit sharing plan, as determined by the Board of Directors, and in accordance with plan terms and requirements. Dr. Ivan Gergel will be eligible to receive profit sharing distributions for the 2008 calendar year pursuant to Forest's profit sharing plan, as determined by the Board of Directors, and in accordance with plan terms and requirements. He will not be eligible for profit sharing distributions for the 2009 calendar year pursuant to Forest's profit sharing plan, as determined by the Board of Directors, and in accordance with plan terms and requirements.

            Nothing set forth in Sections 4 through 7 of this agreement shall be deemed to require Forest to maintain any of the plans referred to in such Sections or prevent Forest from changing the terms, conditions or benefits of such plans on a basis applicable to Forest's employees generally.

                        Dr. Ivan Gergel acknowledges and agrees that the salary and other benefits provided for in Sections 3 through 7 of this Agreement exceed any and all salary, bonus, commission, vacation pay, personal time pay, holiday pay, floating holiday pay, sick pay, and other compensation and benefits of any kind to which Dr. Ivan Gergel may have been entitled from Forest absent this Agreement. Dr. Ivan Gergel further acknowledges and agrees that other than the salary and other benefits provided for in Sections 3 through 7 of this Agreement, Forest is under no further obligation to make any payments of any kind to, or on behalf of Dr. Ivan Gergel for any reason whatsoever.

           8.         General Release by Dr. Ivan Gergel. Dr. Ivan Gergel acknowledges and agrees that for and in consideration of the continuation of his employment up to and including the Separation Date, along with his continued salary payments and other benefits provided for in this Agreement and the other promises and valuable consideration set forth in this Agreement, Dr. Ivan Gergel, for himself and for his heirs, executors, administrators, trustees, legal representatives, successors and assigns (collectively referred to for purposes of this General Release as the "Employee Releasors"), hereby forever releases and discharges Forest and any of Forest's past, present or future parent entities, subsidiaries, divisions, affiliates or related business entities, assets, employee benefit and/or pension plans or funds, successors and assigns and any of their and/or Forest's past, present or future owners, directors, officers, attorneys, fiduciaries, agents, trustees, administrators, employees, successors and assigns, whether acting as agents for Forest or in their individual capacities (collectively referred to as the, "Forest Releasees"), from all claims, demands, causes of action, liabilities of any kind whatsoever (upon any legal or equitable theory, whether based on any federal, state or local constitution, statute, ordinance, regulation, common law, court decision or otherwise), whether known or unknown, asserted or unasserted, which the Employee Releasors ever had, now have, or hereafter may have against any of the Forest Releasees by reason of any actual or alleged act, omission, transaction, practice, policy, conduct, occurrence and/or other matter from the beginning of the World up to and including the date that Dr. Ivan Gergel signs this Agreement.

                        Without in any way limiting the generality of the foregoing, the Employee Releasors so release and discharge the Forest Releasees from, including but not limited to: (a) any and all claims arising under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; 42 U.S.C. § 1981; the Americans With Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act (except for vested benefits, which are not affected by this Agreement); the Fair Labor Standards Act; the Equal Pay Act; the National Labor Relations Act; the New York State Human Rights Law (the New York State Executive Law); and/or the New York City Human Rights Law (the New York City Administrative Code), and any amendments made to any of the above statutes; (b) any and all other claims for employment discrimination, harassment, and/or retaliation (whether based on a federal, state or local constitution, statute, ordinance, code, common law, court decision or otherwise); (c) any and all claims relating to Dr. Ivan Gergel 's employment by Forest and/or any of the other Forest Releasees, the terms and conditions of such employment and/or the termination of such employment; (d) any and all claims relating to, or arising out of, the making of this Agreement; (e) any and all claims for damages or personal injury of any type whatsoever (whether arising by virtue of any constitution, statute, ordinance, common law, court decision or otherwise); (f) any and all claims of breach of implied or express contract, misrepresentation, negligence, fraud, wrongful discharge, constructive discharge, infliction of emotional distress, intentional infliction of emotional distress, battery, defamation, libel, slander, compensatory and/or punitive damages; and (g) any and all claims for attorneys' fees, costs, disbursements and the like. At the time of signing, Forest is unaware of any claims it has or may have against Dr. Ivan Gergel arising prior to the date of its execution of this Separation Agreement and General Release. Accordingly, Forest hereby releases Dr. Ivan Gergel from all known claims against him arising prior to the date of Forest’s execution of this Separation Agreement and General Release.

           9.         No Pending Or Future Claims. Dr. Ivan Gergel represents that as of the date of his signing of this Agreement he has not commenced, maintained, filed or prosecuted (nor has any person or entity commenced, maintained, filed or prosecuted on Dr. Ivan Gergel’s behalf) any action, charge, claim, complaint or proceeding of any kind (on his own behalf and/or on behalf of any other person and/or on behalf of or as a member of any alleged class of persons) that is presently pending in any court, or before any administrative or investigative body or agency or other tribunal (whether public, quasi public or private )("Pending Claims"), against or involving Forest and/or any of the other Forest Releasees. If there are any such Pending Claims, Dr. Ivan Gergel shall cause them to be withdrawn immediately with prejudice, and without attorneys' fees, disbursements or costs. Dr. Ivan Gergel further covenants and agrees that he will not at any time hereafter commence, maintain, file or prosecute (nor shall any person or entity commence, maintain, file or prosecute on his behalf) any action, charge, claim, complaint or proceeding of any kind against or involving Forest and/or any of the other Forest Releasees that in any way arises out of or relates to any actual or alleged act, omission, transaction, practice, policy, conduct, occurrence and/or other matter from the beginning of the World to the date that Dr. Ivan Gergel signs this Agreement ("Future Claims"). If, notwithstanding the representations, covenants and agreements made by Dr. Ivan Gergel in this Section 10, Dr. Ivan Gergel maintains or brings any Pending Claims or Future Claims against Forest and/or any of the other Forest Releasees, he shall indemnify and hold harmless Forest and the other Forest Releasees from and against any and all demands, assessments, judgment, costs, damages, losses and liabilities, and attorneys’ fees and other expenses which are related to such Pending Claims or Future Claims.

                        This Section 10 shall not apply to the filing of any charge or complaint arising under the Age Discrimination in Employment Act or to any participation in any investigation or proceeding conducted by the United States Equal Employment Opportunity Commission (the "EEOC") under the Age Discrimination in Employment Act. Dr. Ivan Gergel acknowledges and agrees that the immediately preceding two sentences shall have no affect on the validity of the General Release set forth in Section 9 hereto, including in particular, the validity of Dr. Ivan Gergel’s waiver and release of any and all claims she may have against Forest and/or any of the other Forest Releasees under the Age Discrimination in Employment Act. Nor do the first two sentences of this paragraph constitute a waiver of any kind by Forest (and/or any of the other Forest Releasees) of its (their) right to assert the General Release set forth in Section 9 hereto as a defense to any charge or complaint alleging any violations of the Age Discrimination in Employment Act.

         10.         Confidential and Proprietary Information of Forest. Dr. Ivan Gergel understands and agrees that all books, records, documents and information, whether written or not, pertaining to Forest's business activities, are the confidential and proprietary property of Forest (hereinafter referred to as "trade secrets and confidential and proprietary information"). Dr. Ivan Gergel warrants, covenants, and agrees that he will not at any time prior to or following the Separation Date disclose any of Forest's trade secrets and confidential and proprietary information to any person or entity not employed, owned by, or otherwise affiliated with Forest and only for Forest’s benefit. Dr. Ivan Gergel further agrees that upon request at any time by Forest or on the Separation Date, whichever is sooner, Dr. Ivan Gergel shall return to Forest all trade secrets and confidential and proprietary information and all other property of Forest (e.g., keys, ID cards, other security-related devices, credit cards, equipment, documents, records, and manuals), in whatever form maintained, in his possession, custody or control, and shall not retain any copies of any of the foregoing.

         11.         Cooperation by Dr. Ivan Gergel. At all times prior to and following the Separation Date, and subject to Dr. Ivan Gergel’s reasonable availability, Dr. Ivan Gergel agrees to cooperate with and make himself available to Forest (including, in particular, its General Counsel), as Forest may reasonably request, to assist in any matter including but not limited to giving truthful testimony in connection with any action or proceeding with respect to which Dr. Ivan Gergel has knowledge, information or expertise. In the event of such a request, Forest shall reimburse Dr. Ivan Gergel for reasonable expenses incurred by Dr. Ivan Gergel in providing such assistance.

         12.         Testimony Required by Law or Regulatory Authority. Dr. Ivan Gergel further agrees that, except as may be required by law or regulation, he will not at any time discuss any matter concerning Forest with any person or entity adverse to or potentially adverse to Forest on any matter including but not limited to any employment claims or customer claims, without the prior written consent of Forest. However, if required by a court, a governmental regulatory agency or self-regulatory agency to provide testimony or information regarding Forest and/or any of the Forest Releasees, Dr. Ivan Gergel will cooperate with said court or regulatory agency. If compelled to testify by a validly served subpoena in any legal proceeding or by regulatory authority, Dr. Ivan Gergel will testify truthfully as to all matters concerning his employment at Forest. If a regulatory agency or self-regulatory agency contacts Dr. Ivan Gergel regarding Forest and/or any of the other Forest Releasees or if Dr. Ivan Gergel receives a subpoena or other court or legal process relating in any way to Forest, any of the other Forest Releasees and/or any present or former Forest customer or employee, he immediately will give Forest prior written notice and shall make himself available to Forest to be interviewed concerning the subject of such contact, to the extent permitted by applicable law.

                        This Section 13 shall not apply to the filing of any charge or complaint arising under the Age Discrimination in Employment Act or to any participation in any investigation or proceeding conducted by the EEOC under the Age Discrimination in Employment Act. Dr. Ivan Gergel acknowledges and agrees that the immediately preceding two sentences shall have no affect on the validity of the General Release set forth in Section 9 hereto, including in particular the validity of, Dr. Ivan Gergel’s waiver and release of any and all claims he may have against any of the Forest Releasees under the Age Discrimination in Employment Act. Nor do such first two sentences of this paragraph constitute a waiver of any kind by Forest (and/or any of the other Forest Releasees) of its (their) right to assert the General Release set forth in Section 9 hereto as a defense to any charge or complaint alleging any violations of the Age Discrimination in Employment Act.

         13.         Confidentiality of Agreement. Dr. Ivan Gergel and Forest agree not to disclose or cause to be disclosed, either directly or indirectly, to any person or entity (with the exception of their respective attorneys, financial advisors, immediate family members, governmental agencies, taxing authorities, governmental regulatory or self-regulatory authority or as otherwise required by law), any information regarding the negotiation, existence, terms and conditions of this Agreement. For the purpose of reference checking, it is agreed that the Human Resources department shall be the provider of any information as to reference or employment.

         14.         Entire Agreement and Severability. This Agreement constitutes the entire agreement and understanding between the parties and supersedes, cancels and terminates any and all prior agreements, arrangements, negotiations, discussions or understandings between the parties hereto, whether written or oral including the Change in Control Agreement entered into by Dr. Ivan Gergel and Forest Laboratories, Inc. upon his joining the company and dated June 16, 1998. This Separation Agreement and General Release ("the Agreement") may not be modified, amended or terminated, except by a written agreement signed by all of the parties hereto. The terms of this Agreement are deemed an enforceable contract and not a mere recital.

                        In the event any provision (or part thereof) of this Agreement is held to be invalid, illegal, void or unenforceable by a court of competent jurisdiction, such provision (or part thereof) shall be deemed to be modified so that its purpose can lawfully be effectuated to the fullest extent of the law and in any case shall not affect the validity or enforceability of the remainder of this Agreement. However, in the event that any of the waivers and releases set forth in Section 9 of this Agreement are held to be invalid, illegal, void and/or unenforceable by a court of competent jurisdiction, Dr. Ivan Gergel shall duly execute and deliver to Forest a general release and waiver that is legal and enforceable to the fullest extent of the law.

         15.         Choice of Law and Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each party hereto, as to any dispute with regard to this Agreement, hereby submits to the exclusive jurisdiction of the state and federal courts located in New York, New York and further agrees not to assert that any action brought in such jurisdiction has been brought in an inconvenient forum.

16. Notices. Any notices required or permitted under this Agreement shall be in writing, addressed as follows:

(a)	If to	DR. IVAN GERGEL:

(b)	If to Forest:	Bernard J. McGovern Forest Laboratories, Inc. 909 Third Avenue New York, New York 10022

With a copy to:		Peter J. Venaglia, Esq. Dornbush Schaeffer Strongin & Venaglia, LLP 747 Third Avenue New York, New York 10017

         17.         Counterparts. This Agreement may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

         18.         Enforcement of Agreement. In the event that any party to this Agreement commits a breach of this Agreement, the non-breaching party shall be entitled to pursue any and all of its or his remedies under law and/or in equity arising out of such breach of this Agreement. Should Forest (or Dr. Gergel) prevail in any such action brought by either party to enforce any of the terms of this Agreement, the prevailing party shall be entitled to an award in favor of the other for the reasonable attorneys’ fees, costs and disbursement incurred by the prevailing party in connection with such action. The immediately preceding sentence shall not apply to any action or proceeding commenced under the Age Discrimination in Employment Act.

                        Forest shall also have the right to enforce this Agreement (including, in particular, Sections 10 - 14 hereof), upon proof of any breach or threatened breach thereof, by obtaining, in any court of competent jurisdiction, a mandatory injunction requiring compliance with the terms of this Agreement. Forest shall be entitled to entry of a temporary restraining order, preliminary injunction and permanent injunction to enforce the terms of this Agreement, and Forest shall not be required to demonstrate irreparable harm or the absence of an adequate remedy at law in order to obtain such relief, nor will the posting of bond or other security be necessary. All of the rights and remedies set forth in this Section 19 are cumulative and not alternative. Notwithstanding any such relief, all of the terms of this Agreement, including, without limitation, the General Release set forth in Section 9 hereto, shall remain in full force and effect.

                        This Agreement may be used or introduced as evidence only in an action or proceeding to enforce its terms. This Agreement shall not be used or introduced for any other purpose except as otherwise provided in this Agreement.

         19.         Knowing and Voluntary Execution. DR. IVAN GERGEL acknowledges and agrees that: (a) he has carefully read and fully understands all of the provisions of this Agreement, specifically including but not limited to the General Release contained in Section 9 of this Agreement; (b) he has not relied upon any representations or statements, written or oral, not set forth in this Agreement; (c) the Employee has thoroughly reviewed the releases and waivers contained herein, and understood the effect of said releases and waivers before executing this Agreement; (d) the only consideration for his signing this Agreement is as set forth herein; (e) the consideration provided to him under this Agreement is in addition to anything of value to which he may otherwise be entitled; (f) he executes this Agreement freely, voluntarily and with full knowledge of its terms and consequences; (g) he has been afforded sufficient time and opportunity to consult with an attorney and is hereby advised to consult with an attorney prior to signing this Agreement; (h) he has been given at least twenty-one (21) days within which to consider this Agreement and that if he signs this Agreement in less than twenty-one (21) days he does so voluntarily and without any pressure or coercion of any nature from Forest; (i) for a period of seven (7) days following his execution of this Agreement, he may revoke this Agreement by providing written notice of such revocation to Forest and that this Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired; and (j) that if Dr. Ivan Gergel revokes this Agreement, this Agreement will not become effective or enforceable and Dr. Ivan Gergel will not receive or be entitled to receive any of the benefits and payments set forth in this Agreement.

IN WITNESS WHEREOF, the parties hereto evidence their agreement by their signatures.

Date: February 11, 2008		By:	FOREST LABORATORIES, INC. /s/ Lawrence S. Olanoff Dr. Lawrence S. Olanoff President & Chief Operating Officer

Date: 3/17/08 By: /s/ Ivan Gergel Dr. Ivan Gergel